Exhibit 99.1
Chart Industries Reports 2006 Fourth Quarter and Annual Results
•	Annual net sales up 33% to $537.5 million

•	Earnings of $26.9 million for full year, or $1.65 per diluted share

•	Awarded $40 million order for a large overseas LNG project

•	Backlog increases significantly to $319.2 million

•	Provides positive 2007 outlook
Cleveland, Ohio — March 15, 2007 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2006.
Net sales for the quarter increased 28% to $144.4 million from $112.5 million in the comparable period a year ago. For the year, net sales rose 33% to $537.5 million from $403.1 million in 2005.
Net income for the quarter was $8.6 million, or $0.33 per diluted share. This compares to a net loss of $13.3 million for the same period a year ago. Earnings per share data for the previous year is not available as a result of the changes in the Company's capital structure in the fourth quarter of 2005. For the year, net income was $26.9 million, or $1.65 per diluted share. Pro forma net income per diluted share for the full year would have been $1.04 after giving full effect to the shares issued in the Company’s July 2006 initial public offering. In 2005, the Company earned $8.4 million.
“We are very pleased with our fourth quarter and 2006 results, which exceeded our original expectations,” stated Sam Thomas, Chart Industries, Inc. President and Chief Executive Officer. “Our strong sales gains in both the quarter and full year reflect the continued strength of our Energy & Chemicals and Distribution & Storage business segments.”
Backlog at December 31, 2006 was $319.2 million, an increase of 23% and 37%, respectively, from $260.0 million and $233.6 million at September 30, 2006 and December 31, 2005. “During the quarter, our orders were up significantly, including a new overseas liquid natural gas (“LNG”) award in excess of $40 million, which we are very pleased to have for our Energy & Chemicals business,” continued Mr. Thomas. “There have been reported delays of several significant LNG projects, which are routine in these markets; however, we continue to be optimistic about our opportunities in securing orders for such projects, as confirmed by this recent award.”
Gross profit for the quarter was $42.4 million, compared to $25.2 million in the fourth quarter of 2005. Gross profit for the year was up 41% to $154.9 million from $110.1 million in 2005. The increase in gross profit primarily reflects the strong sales volume. Gross profit for 2005 included an $8.9 million non-recurring inventory valuation charge related to the October 2005 acquisition by First Reserve Fund X, L. P. (“First Reserve”).

“Our gross profit margin for the fourth quarter improved to 29% from 28% in the third quarter of 2006 with the biggest change occurring in our Energy & Chemicals business, where gross profit margin continues to move towards more normal levels,” stated Mr. Thomas. “Good progress has been made on the two complex field installation projects reported on in prior quarters. However, one of the projects will extend out to late 2007, which is later than originally anticipated, due to the customer’s decision to replace certain materials rather than repair storm damaged materials. We believe the costs to complete these projects continue to be consistent with our expectations and have been adequately reflected in our actual financial results for the year and in our 2007 forecasted earnings.”
The Company’s selling, general and administrative (“SG&A”) expenses for the fourth quarter were $18.8 million, or 13% of sales, compared with $26.8 million, or 24% of sales, for the same quarter a year ago. SG&A expenses for the fourth quarter of 2005 included $11.4 million of non-recurring charges primarily related to the acquisition of the Company by First Reserve. The $3.4 million increase, excluding the 2005 acquisition related expenses, was primarily due to higher employee related and infrastructure costs to support the Company’s business growth, increased health care expenses and higher public company expenses, particularly Sarbanes-Oxley implementation costs.
Amortization expense for the fourth quarter was $4.1 million compared with $3.1 million for the fourth quarter a year ago. This increase is attributable to higher amortization for finite-lived intangible assets recorded at fair value primarily as a result of the acquisition of the Company in 2005.
Net interest expense and amortization of financing costs for the fourth quarter was $6.6 million compared with $6.1 million for the same quarter a year ago. The increase was primarily attributable to acquisition related long-term debt, which was not outstanding for the entire fourth quarter of 2005, and higher interest rates in 2006, partially offset by the prepayment of senior term debt in 2006.
Income tax expense was $4.2 million for the fourth quarter and represented an annual effective tax rate of 32.3% for 2006. An income tax benefit of $4.8 million for the fourth quarter of 2005 resulted in an annual effective tax rate of 44.4% for 2005, which was unfavorably impacted by certain non-deductible acquisition related charges.
Cash provided by operations for the year increased by 20% to $36.4 million compared to $30.3 million for 2005. Cooler Service, which manufactures air cooled heat exchangers, was acquired in the second quarter of 2006 for $15.9 million of cash. Capital expenditures increased to $22.3 million for 2006 compared to $16.6 million in 2005. The increase was the result of strategic manufacturing expansion projects at the Company’s Energy & Chemicals Wisconsin brazed aluminum heat exchanger manufacturing facility and Distribution & Storage manufacturing facilities in Minnesota, China and the Czech Republic. During 2006, long-term debt decreased $55.0 million to $290.0 million at December 31, 2006. This decrease is primarily attributable to the use of net proceeds received from the Company’s initial public offering and warrant and option exercises to prepay outstanding term debt.
SEGMENT HIGHLIGHTS
Energy & Chemicals (“E&C”) segment sales improved by 30% to $52.6 million for the fourth quarter compared to $40.5 million for the same quarter in the prior year and improved by 57% to $190.7 million for the year compared to $121.1 million in the prior year. This increase resulted primarily from higher volume, particularly large heat exchanger and process systems projects, and air cooled heat exchangers as a result of the 2006 acquisition of Cooler Service. E&C gross profit decreased slightly to $11.5 million in the fourth quarter of 2006 compared to 2005, but increased for the year by $5.8 million. This fourth quarter decline was primarily the result of continued project execution and field installation costs for two process system projects, as disclosed in prior quarters. These complex, long-term field installation projects are now expected to be completed during the second and fourth quarters of 2007. The extended completion of one of these projects late into the fourth quarter is a result of the customer’s decision to replace certain storm damaged vacuum insulated pipe materials instead of repairing them. E&C’s gross profit margin showed improvement to 22% in the fourth quarter of 2006 compared to 19% in the third quarter of 2006, but was below the fourth quarter 2005 gross profit margin of 30%. The gross profit margin for the year was 21% compared to 28% for 2005. This decline was primarily the result of higher costs on the two field installation projects.
Distribution & Storage (“D&S”) segment sales were very strong for the quarter and the year, increasing by 36% to $73.5 million for the fourth quarter of 2006 and 28% to $268.3 million for the year compared with the same periods a year ago. Bulk storage and packaged gas systems sales volumes were favorably affected by the continued growth in the global industrial gas market, including markets served by the Company’s China and Czech Republic facilities. Price increases, implemented to absorb escalating raw material costs, also contributed to the sales growth. D&S gross profit increased by $14.7 million to $24.5 million in the fourth quarter of 2006 and by $31.4 million to $87.3 million for the year. Gross profit margin improved to 33% in the fourth quarter of 2006 from 18% for the comparable quarter in 2005 and improved to 33% for the year compared to 27% for the prior year. This improvement was primarily the result of higher sales volume and the timing of product price increases. In addition, the fourth quarter of 2005 included a $6.4 million non-cash inventory valuation charge related to the First Reserve acquisition.
BioMedical segment sales for the quarter improved by 2% to $18.3 million, compared with $17.9 million for the same quarter a year ago and improved by 8% to $78.5 million for the year compared to the prior year. This increase in sales was primarily due to higher demand in international markets for medical respiratory products and volume growth in both domestic and international biological storage systems. These factors were partially offset by a decrease in U.S. medical respiratory sales due to announced reductions in government reimbursement programs for oxygen therapy systems as previously reported. BioMedical gross profit increased by $3.2 million to $6.3 million in the fourth quarter of 2006 and increased by $7.7 million to $28.0 million for the year. Gross profit margin improved to 34% in the fourth quarter compared to 17% for the same quarter in 2005 and improved to 36% for the year compared to 28% for the prior year. The margin improvement was primarily attributable to productivity improvements and the higher sales volume. In addition, the 2005 fourth quarter included a $2.5 million non-cash inventory valuation charge related to the First Reserve acquisition.
OUTLOOK
Based on current market conditions and the strength of current backlog, the Company is establishing 2007 guidance as follows:
•	Net sales are anticipated in the range of $604 million to $637 million.

•	Diluted earnings per share are expected to be in the range of $1.54 to $1.66 per share on 25.8 million weighted average shares outstanding.

•	Capital expenditures will range from $25 million to $30 million. About $8.0 million will be used to double the size of the Company’s manufacturing facility in China, accelerating its ability to meet the growing demand in China and globally. The Company will also continue the expansions at its E&C Wisconsin and D&S Czech Republic manufacturing facilities in 2007.
The above diluted earnings per share guidance does not include potential future non-recurring charges, such as the possible vesting of management’s performance stock options that could result in a substantial non-cash charge to earnings.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; compliance obligations under the Sarbanes-Oxley Act of 2002; general economic, political, business and market risks associated with the Company’s non-U.S. operations; the Company’s ability to successfully manage its growth; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; the Company’s ability to successfully acquire or integrate companies that provide complementary products or technologies; the impairment of goodwill and other indefinite-lived intangible assets; and litigation and disputes involving the Company. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its fourth quarter and full year 2006 results on a conference call on March 15, 2007 at 10:30 a.m. ET. Participants may join the conference call by dialing (800) 374-0113 in the U.S. or (706) 758-9607 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log in or dial in five to ten minutes prior to the start time.
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S. and entering Event ID 2031810. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, March 30, 2007.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer
and Treasurer
440-544-1244
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005 (1)	2006	2005 (1)
Sales	$144,422	$112,471	$537,454	$403,149
Cost of Sales	102,043	87,270	382,535	293,017

Gross profit	42,379	25,201	154,919	110,132

Selling, general and administrative expenses	18,842	26,798	72,214	70,799
Amortization expense	4,053	3,134	15,438	5,659
Acquisition expenses	—	5,585	—	6,602
Employee separation and plant closure costs	92	191	396	1,196
Loss (gain) on sale of assets	—	1,294	—	(53)

	22,987	37,002	88,048	84,203

Operating income (loss) (2)	19,392	(11,801)	66,871	25,929

Other income (expense):
Interest expense, net	(6,205)	(5,795)	(25,461)	(9,757)
Financing costs amortization	(404)	(308)	(1,536)	(308)
Other income (expense)	356	(202)	533	(723)

	(6,253)	(6,305)	(26,464)	(10,788)

Income (loss) before income taxes and minority interest	13,139	(18,106)	40,407	15,141
Income tax expense (benefit)	4,182	(4,763)	13,044	6,718

Income (loss) before minority interest	8,957	(13,343)	27,363	8,423
Minority interest, net of taxes	(348)	14	(468)	(71)

Net income (loss)	$8,609	$(13,329)	$26,895	$8,352

Net income per common share — basic	$0.34	n/a	$1.70	n/a

Net income per common share -diluted	$0.33	n/a	$1.65 (3)	n/a

Weighted average number of common shares outstanding — basic	25,604	n/a	15,835	n/a

Weighted average number of common shares outstanding — diluted	25,755	n/a	16,269	n/a

(1)	The Company was acquired by First Reserve Fund X, L.P. in 2005 and this year represents the combined results of operations of the Company and its predecessor. Net income per common share and weighted average common shares outstanding are not available for the combined results, since the Company and its predecessor had different capital structures in 2005. See Table 1 for reconciliation of reported and combined results.

(2)	Includes depreciation expense of $1,616 and $ 1,379 for the three months ended December 31, 2006 and 2005, respectively, and $5,475 and $5,237 for the years ended December 31, 2006 and 2005, respectively.

(3)	After giving full effect of the 14,375 shares issued in the third quarter of 2006 in connection with our initial public offering, as if the shares had been outstanding for the full year, pro forma net income per diluted share for 2006 would have been $1.04 and pro forma weighted average number of common shares outstanding — diluted would have been 25,755.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year Ended December 31,
	2006	2005 (1)
Net Cash Provided by Operating Activities	$36,398	$30,276
Investing Activities
Capital expenditures	(22,253)	(16,639)
Acquisition of business	(15,927)	(12,147)
Payment to Predecessor Company shareholders for Acquisition	—	(356,649)
Other investing activities	(484)	2,386

Net Cash Used In Investing Activities	(38,664)	(383,049)
Financing Activities
Proceeds from long-term debt	—	350,000
Net borrowings on revolving credit facility and other debt	(89)	800
Principal payments on debt	(56,517)	(84,425)
Proceeds from equity contribution	—	111,298
Payment of financing costs	(854)	(11,558)
Payment of exercised stock options	—	(15,756)
Initial public offering proceeds, net	172,496	—
Dividend payments	(150,313)	—
Proceeds from sale of stock	39,237	1,691
Tax benefit from exercise of stock options	5,275	—
Other financing activities	—	(1,853)

Net Cash Provided By Financing Activities	9,235	350,197

Net increase (decrease) in cash and cash equivalents	6,969	(2,576)
Effect of exchange rate changes on cash	559	(912)
Cash and cash equivalents at beginning of period	11,326	14,814

Cash And Cash Equivalents At End of Period	$18,854	$11,326

(1)	The Company was acquired by First Reserve Fund X, L.P. in 2005 and this year represents the combined results of operations of the Company and its predecessor. See Table 2 for reconciliation of reported and combined results for 2005.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	December 31,
	2006	2005
ASSETS

Current Assets	$230,635	$166,899
Property, plant and equipment, net	85,723	63,701
Goodwill	247,144	236,742
Identifiable intangible assets, net	146,623	154,063
Other assets, net	14,750	14,236

TOTAL ASSETS	$724,875	$635,641

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities	$139,241	$98,316
Long-term debt	290,000	345,000
Other long-term liabilities	75,900	75,995
Shareholders’ Equity	219,734	116,330

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$724,875	$635,641

TABLE 1
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

		Predecessor			Predecessor
	Company	Company	Combined	Company	Company	Combined
	October 17	October 1,	Three Months	October 17	January 1,	Year
	2005 to	2005 to	Ended	2005 to	2005 to	Ended
	December 31,	October 16,	December 31,	December 31,	October 16,	December 31,
	2005	2005	2005	2005	2005	2005
Sales	$97,652	$14,819	$112,471	$97,652	$305,497	$403,149
Cost of Sales	75,733	11,537	87,270	75,733	217,284	293,017

Gross profit	21,919	3,282	25,201	21,919	88,213	110,132

Selling, general and administrative expenses	13,659	13,139	26,798	13,659	57,140	70,799
Amortization expense	2,973	161	3,134	2,973	2,686	5,659
Acquisition expenses	—	5,585	5,585	—	6,602	6,602
Employee separation and plant closure costs	139	52	191	139	1,057	1,196
Loss (gain) on sale of assets	78	1,216	1,294	78	(131)	(53)

	16,849	20,153	37,002	16,849	67,354	84,203

Operating income (loss)	5,070	(16,871)	(11,801)	5,070	20,859	25,929

Other income (expense):
Interest expense, net	(5,565)	(230)	(5,795)	(5,565)	(4,192)	(9,757)
Financing costs amortization	(308)	—	(308)	(308)	—	(308)
Other income (expense)	(92)	(110)	(202)	(92)	(631)	(723)

	(5,965)	(340)	(6,305)	(5,965)	(4,823)	(10,788)

Income (loss) before income taxes and minority interest	(895)	(17,211)	(18,106)	(895)	16,036	15,141
Income tax expense (benefit)	(441)	(4,322)	(4,763)	(441)	7,159	6,718

Income (loss) before minority interest	(454)	(12,889)	(13,343)	(454)	8,877	8,423
Minority interest, net of taxes	(52)	66	14	(52)	(19)	(71)

Net income (loss)	$(506)	$(12,823)	$(13,329)	$(506)	$8,858	$8,352

Net income per common share — basic	$(0.06)	n/a	n/a	$(0.06)	$1.65	n/a

Net income per common share -diluted	$(0.06)	n/a	n/a	$(0.06)	$1.57	n/a

Weighted average number of common shares outstanding — basic	7,952	n/a	n/a	7,952	5,366	n/a

Weighted average number of common shares outstanding — diluted	7,952	n/a	n/a	7,952	5,638	n/a

TABLE 2
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

		Predecessor
	Company	Company	Combined
	October 17,	January 1,	Year
	2005 to	2005 to	Ended
	December 31,	October 16,	December 31,
	2005	2005	2005
Net Cash Provided by Operating Activities	$14,635	$15,641	$30,276

INVESTING ACTIVITIES
Capital expenditures	(5,601)	(11,038)	(16,639)
Acquisition of business	—	(12,147)	(12,147)
Payment to Predecessor Company shareholders for Acquisition	(356,649)	—	(356,649)
Other investing activities	—	2,386	2,386

Net Cash Used In Investing Activities	(362,250)	(20,799)	(383,049)

FINANCING ACTIVITIES
Proceeds from long-term debt	350,000	—	350,000
Net borrowings on revolving credit facility and other debt	(2,185)	2,985	800
Principal payments on debt	(81,457)	(2,968)	(84,425)
Proceeds from equity contribution	111,298	—	111,298
Payment of financing costs	(11,558)	—	(11,558)
Payment of exercised stock options	(15,756)	—	(15,756)
Proceeds from sale of stock	—	1,691	1,691
Other financing activities	(1,853)	—	(1,853)

Net Cash Provided By Financing Activities	348,489	1,708	350,197

Net increase (decrease) in cash and cash equivalents	874	(3,450)	(2,576)
Effect of exchange rate changes on cash	(1,018)	106	(912)
Cash and cash equivalents at beginning of period	11,470	14,814	14,814

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,326	$11,470	$11,326